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MIDSOUTH BANCORP, INC. AND SUBSIDIARY                                                  EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)                                         Page 19
For the Three and Six Months Periods Ended June 30, 1997 and 1996
____________________________________________________________________________________________________

                                    Second Quarter   Second Quarter   Year to Date     Year to Date
                                      June 30,         June 30,         June 30,         June 30,
PRIMARY                                 1997             1996             1997             1996
                                    ______________   ______________   ____________     ____________

Earnings:
    Income applicable to common
      stock                            $442,565         $297,280         $784,180         $545,807
                                     ==========        =========        =========        =========
Shares:
    Weighted average number of
      common shares outstanding       1,553,923        1,491,804        1,547,985        1,484,332
                                     ==========        =========        =========        =========

Earnings per common share:
    Income applicable to common
      stock                               $0.28            $0.20            $0.51            $0.37
                                     ==========        =========        =========        =========

Weighted average number of
    common shares outstanding         1,553,923        1,491,804        1,547,985        1,484,332

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
      issue price                             -            9,741                -            9,859
                                     __________        _________        _________        _________

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,553,923        1,501,545        1,547,985        1,494,191
                                     ==========        =========        =========        =========


Primary earnings per common share         $0.28            $0.20            $0.51            $0.37
                                     ==========        =========        =========        =========


FULLY DILUTED

Earnings:
    Net income                         $482,511         $336,413         $863,933         $624,660
                                     ==========        =========        =========        =========

Weighted average number of
    common shares outstanding         1,553,923        1,491,804        1,547,985        1,484,332

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the higher
      of the average issue price
      or period end price                 9,754            9,741            4,904            9,859

    Assuming conversion of
      outstanding shares of
      preferred stock at a
      conversion rate of
      1 to 1.999 shares                 343,140          359,332          343,140          359,332
                                      _________        _________         ________        _________

    Weighted average number of
      common shares outstanding,
      as adjusted                     1,906,817        1,860,877        1,896,029        1,853,523
                                     ==========        =========        =========        =========


Fully diluted earnings per common
  share                                   $0.25            $0.18            $0.46            $0.34
                                     ==========        =========        =========        =========

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